Free Writing Prospectus
Dated February 17, 2010
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

                                                                  Morgan Stanley
Morgan Stanley Fourth Quarter 2009 Overview
February 2010

Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the fiscal year ended November
30, 2008, 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K,
including any amendments thereto, all of which are available on
www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the fisca l year ended November 30, 2008, 2009 Quarterly Reports on Form 10-Q and Current
Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Index

[]   Consolidated Financial Highlights

     []   Institutional Securities

     []   Asset Management

     []   Global Wealth Management Group

[]   Firmwide Real Estate Investments

[]   Prudent Capital and Risk Management

[]   Funding Diversification

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Consolidated Financial Highlights

4Q09 Highlights

Net Revenues ($Bn)                               6.8
PBT ($Bn)                                       0.64
Net Income Applicable to MS ($Bn)               0.62
Diluted EPS from Continuing Operations ($)      0.14
Adjustment from Debt-Related Credit Spreads ($) (0.27)
Book Value per Share ($)                        27.26
Tangible Book value per common share (1) ($)    21.67

4Q09 Net Revenues of $6.8 Bn(2) Business Mix 4Q09(2)
[GRAPHIC OMITTED]

   Source:
   Morgan Stanley Earnings Conference Call, SEC Filings

(1)  Tangible Book value per common share equals  tangible common equity divided by period end common shares outstanding.

(2)  The year ended  December 31, 2009 includes  results from the Morgan Stanley
     Smith Barney joint venture effective from May 31, 2009.

(3)  Represents  combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Institutional Securities

Net Revenue
($MM)
[GRAPHIC OMITTED]

4Q 2009 Highlights -

[]   Investment  Banking  delivered  strong results

     []   #1 in Global Announced and Completed M&A

          []   Securing the top spot in both the Americas and Europe

[]   Revenues of $3.2 billion included approximately $600 million negative impact from tightening credit spreads

[]   Positioning  the Sales & Trading  business for growth through global hiring plan, integrated analytics and new management

Source:
Morgan Stanley Earnings Conference Call, SEC Filings, Thomson Reuters -- for
the period of January 1, 2009 to December 31, 2009.

(1)  Represents  combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.  Other sales and trading net revenue primarily  includes net gains/losses  from the  mark-to-market of loans and closed and pipeline commitments and related hedges,  and results related to Investment  Banking and other activities.

(2)  Includes Investment losses, fees and other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Global Wealth Management Group

Net Revenue
($MM)
[GRAPHIC OMITTED]

4Q 2009 Highlights -

[]   Revenue of $3.1bn in line with retail environment

     []   Full year JV integration costs were $280 million

     []   Full year JV closing costs $221 million mostly related to FA replacement awards

[]   $231 million PBT and 7% PBT margin

     []   Excluding integration costs of $146 million, PBT at $377 million and
          PBT margin at 12%

[]   18,135 Financial Advisors

     []   FA turnover within top two quintiles remained at historic lows

[]   $1.6 trillion total client assets

[]   Client assets per global representative of $86 million

[]   $692,000 average annualized revenue per global representative

Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1)  The quarters ended June 30, 2009, September 30, 2009 and December 31, 2009
     include results from Morgan Stanley Smith Barney joint venture effective from May 31, 2009.

(2)  "Other" includes Investment Banking and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Asset Management

Net Revenue (4) ($MM)
[GRAPHIC OMITTED]

4Q 2009 Highlights -

[]   Core business (2) -- Net revenues of $357million represent the business'
     fourth consecutive profitable quarter

[]   Merchant Banking -- Net revenues of $153 million were driven by gains in principal investments

[]   Total assets under management of $283 billion(3)

[]   Total net inflows were $10.3 billion and the Core business generated positive inflows for the first time since 2Q08

Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues.

(2)  "Core business" includes traditional, hedge funds and fund of funds asset management.

(3)  AUM data has been restated and excludes assets that will be transferred to
     Invesco upon the deal's close.

(4)  Financial results related to Crescent and the retail asset management business being sold to Invesco have been reclassified to discontinued.
     operations

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Firmwide Real Estate Investments

Total Real Estate Investments of $3.7bn (1)
[GRAPHIC OMITTED]

Notable Points

[]   Decrease driven by conveyance of Crescent's assets to its third party lender in full satisfaction of its approximately $2 billion outstanding loan in November 2009.

Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1)  These balances exclude investments that benefit certain deferred compensation and employee co-investment plans.

(2)  Consolidated statement of income amounts directly related to investments held by consolidated subsidiaries are condensed in this presentation and include principal transactions, net operating revenues and expenses and impairment charges.

(3)  In the third quarter, Morgan Stanley consolidated certain real estate funds. This resulted in a transfer of investment assets of $0.2 billion, which is net of non-controlling interests of $0.6 billion, from Real Estate
     Funds to Consolidated Interests. The results for the quarter and twelve months ended December 31, 2009 for these newly consolidated subsidiaries, net of non-controlling interests, were not significant.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Prudent Capital and Risk Management

        [] Industry appropriate capital ratios
Capital [] Tier 1 Capital: 15.4%(1)
        [] Tier 1 Common: 8.2%(1)

        [] Diversified and stabilized funding sources

Funding [] Deposits of $62Bn ($112Bn in MSSB)(2)
        [] Issued non-guaranteed long-term debt
        [] Disciplined risk taking

Risk    [] Focus on client flows
        [] Focus on no outsized risk positions

Source: 4Q09 Earnings Release

(1)  Under Basel I, as of 4Q09

(2)  As of 4Q09

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Funding Diversification

Composition of Funding Liabilities and Equity
[GRAPHIC OMITTED]

Source: Morgan Stanley SEC Filings

(1)  4Q 2007 reported on a fiscal year basis, as of November 30, 2007

(2)  3Q09 numbers as reported on a calendar-year basis. 3Q09 Liabilities and
     Equity -- Commercial Paper & Other Short-Term Borrowings - $3.0, Long-Term
     Debt - $196.4, Secured Financing - $183.8, Deposits - $62.4, Shareholders
     Equity - $46.3

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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